Exhibit 10.59

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment, dated February 4, 2022, is by and between Cryo-Cell International, Inc. (“LICENSEE”) and Duke University ("DUKE").

WHEREAS, LICENSEE and DUKE entered into a license agreement dated February 23 2021 (the "License Agreement"); and

WHEREAS, DUKE and LICENSEE desire to modify certain provisions of the License Agreement as provided herein.

NOW THEREFORE, DUKE and LICENSEE hereby agree as follows:

1. Article 3.1 (e) 1-4 shall be deleted in its entirety and replaced with the following:

3.1 (e) Minimum Annual Royalties. Beginning on the third anniversary of the EFFECTIVE DATE (“Year 3,” and each subsequent year, “Year 4,” “Year 5” “Year 6,” etc.), Minimum Annual Royalties are due for each such calendar year on each following January 31. Minimum Annual Royalties shall be credited against Running Royalties due on NET SALES made during the calendar year for which the Minimum Annual Royalties apply. Minimum Annual Royalties paid in excess of running royalties shall be creditable to amounts due for future years. The Minimum Annual Royalties are:

(1) Year 3: $500,000;

(2) Year 4: $1.0M;

(3) Year 5: $2.5M; and

(4) Year 6 and in each year thereafter during the term of this Agreement: $5.0M.

2. Article 3.1 (f) (1) “Financial Milestone Payments” shall be deleted and replaced with the following:

(1) Two Million Dollars ($2,000,000) two (2) years after the first patient or subject is treated in the first Phase III clinical trial of a LICENSED PRODUCT comprising cord tissue derived MSC for an indication other than Autism Spectrum Disorder.

3. Article 5.2 under “DUOC Milestones” Diligence Milestone 1: Demonstration of a viable clinical and manufacturing plan for Cryopreserved DUOC-01 (phase II ready) shall be amended to be “48 months after the Effective Date.”

4. Article 5.2 under “ctMSC Milestones” Diligence Milestone 2: File IND for Phase III registration for ASD treatment, shall be amended to be “within eighteen (18) months after a successful ASD Phase II trial in which the primary endpoints are met and an End-of-Phase II meeting with the FDA takes place (in which protocols for a Phase III trial, are agreed upon and any additional information necessary to support a marketing application are identified) for ASD.”

5. DUKE’s addresses in Article 12 Notices shall be deleted and replaced with the following:

For delivery via the U.S. Postal Service

Office for Translation & Commercialization

Box 90083

Attention: Agreement Manager/File No.4719

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY

Office for Translation & Commercialization

2812 Erwin Road, Suite 406

Durham, NC 27705

Attn: Agreement Manager/File No.4719

For delivery via electronic mail

To DUKE:

agreements-otc@duke.edu

Subject: File No. 4719

6. Except as specifically modified and amended above, all other terms and conditions of the License Agreement remain unchanged and in effect and are hereby ratified and adopted as though fully set forth herein.

IN WITNESS WHEREOF, the parties have entered into this Amendment to the Amended Agreement as of the date and year first above-written.

CRYO-CELL INTERNATIONAL DUKE UNIVERSITY

By: /s/ David Portnoy By _/s/ Robin L. Rasor

Robin L. Rasor

Title: Co-CEO Title Associate VP